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Exhibit 99(a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated December 8, 2010, and the related Letter of Transmittal and any amendments or supplements thereto. In reliance on Rule 14d-10(b)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

BALDOR ELECTRIC COMPANY

at

$63.50 Net Per Share in Cash

by

BROCK ACQUISITION CORPORATION,
an indirect wholly-owned subsidiary of
ABB LTD

        Brock Acquisition Corporation, a Missouri corporation ("Purchaser"), and an indirect wholly-owned subsidiary of ABB Ltd, a corporation organized under the laws of Switzerland ("Parent"), offers to purchase for cash all outstanding shares of common stock, $0.10 par value ("Shares"), of Baldor Electric Company, a Missouri corporation (the "Company"), at a price of $63.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 8, 2010 (as may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to Continental Stock Transfer & Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF MONDAY, JANUARY 10, 2011, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made to acquire all outstanding Shares pursuant to the Agreement and Plan of Merger, dated as of November 29, 2010, by and among Parent, Purchaser and the Company (the "Merger Agreement"), pursuant to which, after the satisfaction or waiver of the conditions to the Offer and the consummation of the Offer, Purchaser and the Company will merge (the "Merger"). In the Merger, each issued and outstanding Share (other than Shares owned by Parent, Purchaser or the Company, or any of their subsidiaries, or by any shareholder of the Company who properly exercises dissenters' rights under the General and Business Corporation Law of Missouri (the "MGBCL")) will automatically be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes. After the Merger, the Company will become an indirect wholly-owned subsidiary of Parent and the Shares will be delisted from the New York Stock Exchange. The Merger Agreement is more fully described in the Offer to Purchase.

        The Offer is not subject to a financing condition; however, the Offer is subject to several conditions, including a minimum tender condition (the "Minimum Condition"). For the Minimum Condition to be satisfied, the sum of (a) the Shares validly tendered and not properly withdrawn in the Offer and (b) the Shares already owned by Parent and Purchaser must exceed 66 2/3% of the sum of (x) the number of Shares issued and outstanding on the expiration date of the Offer and (y) the number of Shares issuable under stock options, stock units and other derivative securities then exercisable. Based on information provided by the Company as of November 26, 2010 and assuming no additional Shares are issued after November 26, 2010 and no additional stock options, stock units or other derivative securities are issued or become exercisable after November 26, 2010, 32,645,532 Shares must be tendered in the Offer in order to satisfy the Minimum Condition. The Minimum Condition may be waived by Purchaser only upon the prior written consent of the Company.

        Other conditions to the Offer include: (i) the expiration or termination of any waiting period (and any extension thereof) and the receipt of any consent, clearance or approval applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the antitrust laws of Austria, Germany and Canada; (ii) there having been issued a clearance notice by the Committee on Foreign Investment in the United States ("CFIUS") regarding the transactions contemplated by the Merger Agreement; and (iii) Purchaser not being prohibited from consummating the Offer or the Merger by any applicable law or court order. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission ("SEC"), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer, other than the Minimum Condition, which may be waived only with the written consent of the Company.

        The board of directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the shareholders of the Company, (ii) authorized, adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein and in accordance with the requirements of the MGBCL and (iii) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the MGBCL, approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        The Company has granted to Purchaser an irrevocable option (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, up to a number of newly issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than 90% of the sum of (x) the number of Shares outstanding immediately after the issuance of the Shares subject to the Top-Up Option plus (y) all Shares which the Company may be required to issue on or prior to the closing of the Merger upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of all options and other derivative securities, regardless of the conversion or exercise price or other terms and conditions thereof, and (ii) the aggregate number of Shares that the Company is authorized to issue but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of the exercise of the Top-Up Option. The Top-Up Option is exercisable only within 30 business days following the purchase of and payment for Shares pursuant to the Offer by Purchaser.

        Upon the terms and subject to the conditions of the Merger Agreement, in the event that, following the consummation of the Offer, any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser hold at least 90% of the outstanding Shares, Parent, Purchaser and the Company will, subject to the satisfaction or waiver of the conditions to the Merger, cause the Merger to become effective as promptly as reasonably practicable as a "short-form" merger under Section 351.447 of the MGBCL without a meeting of the shareholders of the Company.

        The Merger Agreement provides that Purchaser will extend the Offer for successive periods of up to ten business days each if, at any scheduled expiration date, any of the conditions to the Offer (other than the Minimum Condition) has not been satisfied or waived by Parent or Purchaser in its sole discretion, regardless of whether the Minimum Condition has been satisfied at such time. The Merger Agreement also provides that Purchaser will extend the Offer for one extension period of ten business days if, at any scheduled expiration date, the Minimum Condition is not satisfied but all of the other conditions to the Offer have been satisfied and, if the Minimum Condition remains unsatisfied at the end of such ten business day extension period, Purchaser may extend the Offer for one or more successive extension periods, the number of such extension periods to be determined by Purchaser in its sole discretion, as long as (i) none of such extension periods is longer than ten business days and (ii) the aggregate length of all such additional extension periods is no more than 35 business days. Purchaser has also agreed that it will extend the Offer for any period required by any rule or regulation of the SEC or its staff, the Missouri Commissioner of Securities or his staff, or the New York Stock Exchange. Any other extension of the Offer will require the prior written consent of the Company. Purchaser is not required or permitted to extend the Offer beyond February 28, 2011, unless any of the conditions to the Offer relating to antitrust approvals and/or CFIUS clearance has not been satisfied or waived at such time, in which case Purchaser is required to extend the Offer beyond February 28, 2011 until such condition is satisfied or waived; provided that in no event is Purchaser required or permitted to extend the Offer beyond June 30, 2011.

        The Merger Agreement also provides that, if the Minimum Condition is satisfied and Purchaser purchases Shares tendered in the Offer, Purchaser may provide for one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act, each of which will be not less than three nor more than 20 business days in length. During a subsequent offering period, shareholders may validly tender their Shares and receive the Offer Price. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. Purchaser has not committed to provide for a subsequent offering period, but it reserves the right to do so in its discretion.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

        In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of

Transmittal. If a tendering shareholder cannot comply in a timely manner with the foregoing procedures for tendering Shares, such shareholder may be able to tender the Shares to Purchaser by following the procedures for guaranteed delivery, as more fully described in the Offer to Purchase.

        Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, if not theretofore accepted for payment, at any time after 60 days from today. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

        Tendering Shares in the Offer does not affect a holder's ownership of the Shares until Purchaser accepts the tendered Shares for payment of the Offer Price after the expiration of the Offer. Therefore, tendering the Shares in the Offer will not affect a shareholder's right to receive the cash dividend declared by the Company on November 16, 2010, which is payable on December 30, 2010 to shareholders of record on December 17, 2010, as long as such shareholder is the owner of the tendered Shares on December 17, 2010.

        The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder's status as a U.S. holder or a non-U.S. holder, as well as any tax consequences that may arise under the laws of any federal, state, local, foreign or other taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

        The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016

Call Collect: (212) 929-5500
or
 Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013

Toll-Free: (866) 355-4476
Local: (212) 816-3069

December 8, 2010

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  Exhibit 99(a)(1)(G)